UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2018

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	90-1073143
(State or other jurisdiction of Incorporation or Organization	(I.R.S. Employer Identification No.)

11825 Major Street, Culver City, California	90230
(Address of Principal Executive Offices)	(Zip Code)

(310) 915-9700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 17, 2018, Phzio USA, Inc. (“PHZIO”), an entity being organized under the laws of the State of Nevada as a wholly-owned subsidiary of eWellness Healthcare Corporation (the “Registrant”), entered into a definitive cooperation agreement with First Managed Care Option (“First MCO”), with offices located at 2740 State Route 10 West Suite 304, Morris Plains, NJ 07950 (the “Cooperation Agreement”, attached as Exhibit 10.24 hereto).

First MCO is a full-service managed care organization providing medical cost containment services for workers’ compensation programs, auto insurers, and group health. With more than 30 years in the industry, First MCO helps insurance companies, insurance funds, third-party administrators, and self-insured employers manage their costs, associated with workers’ compensation and other medical claims. Among other things, First MCP offers Case Management, Network Access, Negotiation and Bill Review services.

Pursuant to the Cooperation Agreement, which sets forth specific Billing and Fee Arrangements between the parties, PHZIO will work with First MCO to collaboratively organize the integration of PHZIO’s TeleRehab service into the various oversight systems currently being employed for its client services. This integration should better enable PHZIO to track and report on traditional and new metrics to measure patient satisfaction, engagement, adherence, treatment cost and outcome form use of PHZIO’s TeleRehab services. The joint program will be entitled “Phzio for Employee Benefits” and under the coverage, employee members will be able to schedule TeleRehab consultation with a Physical Therapist to discuss, among other physical therapy issues, injury or coverage issues, and develop an appropriate intervention program for each employee member’s plan of care.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.24	Cooperation Agreement dated September 17, 2018, between Phzio USA, Inc. and First MCO, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2018

eWellness Healthcare Corporation

By:	/s/ Darwin Fogt
Name:	Darwin Fogt
Title:	Chief Executive Officer